Exhibit 99

transunion.com                                 News Release

Contact	Dave Blumberg

E-mail	dblumberg@transunion.com
Telephone    312-972-6646

NOT FOR IMMEDIATE RELEASE

TransUnion Appoints Kermit R. Crawford to its Board of Directors

Chicago, Ill., July 20, 2019 - TransUnion (NYSE: TRU) announced today that Kermit R. Crawford has been appointed to its Board of Directors, effective June 14.

“Kermit is an excellent addition to TransUnion’s board of directors,” said Leo Mullin, chairman of the board, TransUnion. “His qualifications further enhance the mix of experience and skills that make up our board leadership. His relevant technology, business and industry expertise will make him an invaluable member of our team.”

Crawford, 59, sits on the board of directors at Allstate Insurance Co., serving in this capacity since 2013. He is currently the Audit Committee Chair as well as member of the Risk and Return Committee, previously serving on the Nominating and Governance Committee. Crawford is also an advisor for MedAvail, a pharmacy dispensing technology company, and Zing Health, a technology-enabled health plan.

“Kermit brings a range of experiences from his more than 30 years in leadership in a dynamic business sector,” said Chris Cartwright, president and CEO of TransUnion. “His deep background driving innovative operational models, as well as delivering great customer experience for both businesses and consumers, will make him a welcome addition to the board.”

Crawford served as president and chief operating officer of Rite Aid Corporation from 2017 to 2019. Prior to Rite Aid, he was an operating partner and advisor with private equity firm Sycamore Partners from 2015 to 2017. He previously worked for Walgreens for more than 30 years where he served in multiple roles of increasing responsibility, including executive vice president and president of Pharmacy, Health and Wellness and executive vice president and senior vice president of Pharmacy Services. Past board experience includes LifePoint Health. Crawford holds a Bachelor of Science from The College of Pharmacy and Health Sciences at Texas Southern University.

“I am excited about the dynamic environment in which TransUnion operates,” said Crawford. “In this age of information and technology, TransUnion holds a unique position in the marketplace that can benefit consumers, businesses and economies worldwide, and I look forward to being part of it.”

About TransUnion (NYSE: TRU)
Information is a powerful thing. At TransUnion, we realize that. We are dedicated to finding innovative ways information can be used to help individuals make better and smarter decisions. We help uncover unique stories, trends and insights behind each data point, using historical information as well as alternative data sources. This allows a variety of markets and businesses to better manage risk and consumers to better manage their credit, personal information and identity. Today, TransUnion has a global presence in more than 30 countries and a leading presence in several international markets across North America, Africa, Europe, Latin America and Asia. Through the power of information, TransUnion is working to build stronger economies and families and safer communities worldwide.

We call this Information for Good®. http://www.transunion.com/business